Exhibit 4.3

JPMORGAN CHASE & CO.

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS

(f/k/a Bankers Trust Company), as Trustee

Sixth Supplemental Indenture

dated as of January 13, 2017

TO THE INDENTURE DATED

AS OF MAY 25, 2001

THIS SIXTH SUPPLEMENTAL INDENTURE, dated as of January 13, 2017 (this “Sixth Supplemental Indenture”) between JPMORGAN CHASE & CO., a Delaware corporation (the “Issuer”), and DEUTSCHE BANK TRUST COMPANY AMERICAS (f/k/a Bankers Trust Company), a New York banking corporation, as Trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer and the Trustee are parties to that certain Indenture dated as of May 25, 2001, as supplemented by a First Supplemental Indenture dated as of April 9, 2008, a Second Supplemental Indenture dated as of November 14, 2011, a Third Supplemental Indenture dated as of September 24, 2014, a Fourth Supplemental Indenture dated as of December 5, 2014 and a Fifth Supplemental Indenture dated as of December 30, 2014 (as amended, supplemented or otherwise modified, the “Indenture”);

WHEREAS, Section 8.01 of the Indenture provides that, without the consent of the holders of the Securities, the Issuer, when authorized by a resolution of its Board of Directors (which resolution may provide general terms or parameters for such action and may provide that the specific terms of such action may be determined in accordance with or pursuant to an Issuer Order), and the Trustee may enter into supplemental indentures to the Indenture for the purpose of making provisions in regard to such matters arising under the Indenture as the Issuer may deem necessary and desirable which do not materially and adversely affect the interests of the holders of the Securities;

WHEREAS, the Issuer desires to modify certain provisions of the Indenture in connection with certain legal and regulatory requirements relevant to it as a bank holding company, which modifications the Issuer has determined will not materially and adversely affect the interest of the holders of the Securities issued under the Indenture prior to the date hereof;

WHEREAS, the entry into this Sixth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, all things necessary to make this Sixth Supplemental Indenture a valid agreement of the Issuer and the Trustee according to its terms and a valid supplement to the Indenture have been done;

NOW, THEREFORE:

In consideration of the premises and the purchases of the Securities by the holders thereof, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Securities as follows:

ARTICLE 1

Amendments

Section 1.01. Application of Article 1. The provisions of this Article 1 shall apply solely to Securities issued under the Indenture on or after the date hereof; provided that the provisions of this Article 1 shall not apply to any additional Securities issued under the Indenture on or after the date hereof that bear the same CUSIP number and/or ISIN as any Securities issued under the Indenture the initial issuance of which occurred prior to the date hereof.

Section 1.02. Definitions. Section 1.01 of the Indenture is hereby amended by:

(a)	adding immediately after the definition of “covenant defeasance,” a new defined term as follows:

“Covenant Breach,” with respect to Securities of any series wherever used herein, means any of the following events which shall have occurred and be continuing (whatever the reason for such Covenant Breach and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), except as may be otherwise provided pursuant to Section 2.03 for any Securities of any series:

(a) default in the performance, or breach, of any covenant or warranty of the Issuer in respect of the Securities of such series (other than a covenant or warranty in respect of the Securities of such series a default in whose performance or whose breach is specifically dealt with under Article 5), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount of the Outstanding Securities of all series affected thereby, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder. Solely for purposes of this definition, Securities issued on or after January 13, 2017 shall be deemed not to be in the same series as the Securities issued prior to January 13, 2017 unless those Securities bear the same CUSIP number and/or ISIN as any Securities issued under the Indenture the initial issuance of which occurred prior to January 13, 2017; or

(b) any other Covenant Breach provided pursuant to Section 2.03 with respect to the Securities of that series.

(b)	amending and restating in its entirety the definition for “Person” to read as follows:

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

(c)	adding immediately after the definition of “Security” or “Securities,” a new defined term as follows:

“Subsidiary” means a Person of which more than a majority of the voting power of the outstanding ownership interests (excluding ownership interests entitled to voting power only by reason of the happening of any contingency) shall at the time be owned, directly or indirectly, by the Issuer or by one or more other Subsidiaries, or by the Issuer and one or more other Subsidiaries. For the purposes of this definition, “voting power” means power to vote in an ordinary election of directors (or, in the case of a Person that is not a corporation, ordinarily to appoint or approve the appointment of Persons holding similar positions).

Section 1.03. Amount Unlimited; Issuable in Series. Section 2.03 of the Indenture is hereby amended by:

(a)	amending and restating Clause 2.03(19) in its entirety to read as follows:

(19) any addition to, elimination of or other change in the Events of Default with respect to the Securities of such series, including making Events of Default inapplicable or changing the remedies available to Holders of the Securities of such series upon an Event of Default;

(b)	adding a new Clause 2.03(20) immediately after Clause 2.03(19) as follows:

(20) any addition to, elimination of or other change in the covenants set forth in Article 3, Article 9 or in the definition of “Covenant Breach” set forth in Section 1.01, which applies to the Securities of such series; and

(c)	renumbering the original Clause 2.03(20) as Clause 2.03(21).

Section 1.04. Denomination and Date of Securities; Payments of Interest. The third paragraph of Section 2.07 of the Indenture is hereby amended and restated in its entirety to read as follows:

The Person in whose name any Registered Security of any series is registered at the close of business on any record date applicable to a particular series with respect to any interest payment date for such series shall be entitled to receive the interest, if any, payable on such interest payment date notwithstanding any transfer or exchange of such Registered Security subsequent to the record date and prior to such interest payment date, except if and to the extent the Issuer shall default in the payment of the interest due on such interest payment date for such series, in which case such defaulted interest shall be paid, at the Issuer’s election, (a) to the Persons in whose names Outstanding Registered Securities for such series are registered at the close of business on a subsequent record date (which shall be not less than ten Business Days prior to the date of payment of such defaulted interest) established by notice given by mail by or on behalf of the Issuer to the holders of Registered Securities not less than 15 days preceding such subsequent record date or (b) in any lawful manner not inconsistent with the requirements of any securities exchange on which such Registered Securities may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee and any paying agent of the proposed payment pursuant to this clause (b), such manner of payment shall be deemed practicable by the Trustee or any paying agent, as applicable. The term “record date” as used with respect to any interest payment date (except a date for payment of defaulted interest) for the Securities of any series shall mean the date specified as such in the terms of the Registered Securities of such series as contemplated by Section 2.03, or, if no such date is so specified, if such interest payment date is the first day of a calendar month, the fifteenth day of the next preceding calendar month or, if such interest payment date is the fifteenth day of a calendar month, the first day of such calendar month, whether or not such record date is a Business Day.

Section 1.05. Event of Default Defined; Acceleration of Maturity; Waiver of Default. Section 5.01 of the Indenture is hereby amended by:

(a)	amending and restating the first paragraph in its entirety to read as follows:

Section 5.01. Event of Default Defined; Acceleration of Maturity; Waiver of Default. Except as may be otherwise provided pursuant to Section 2.03 for any Securities of any series, “Event of Default” with respect to Securities of any series wherever used herein, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of

Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)    default in the payment of any installment of interest upon any of the Securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or

(b)    default in the payment of all or any part of the principal or other amounts on any of the Securities of such series as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise, and continuance of such default for a period of 30 days; or

(c)    a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Issuer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(d)    the Issuer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of its property, or make any general assignment for the benefit of creditors; or

(e)    any other Event of Default provided in the supplemental indenture under which such series of Securities is issued or in the form of Security for such series.

If an Event of Default described in clause (a), (b) or (e) above (if the Event of Default under clause (e) is with respect to less than all series of Securities then Outstanding) occurs and is continuing, then, and in each and every such case, except for any series the principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Securities of all series affected thereby then Outstanding hereunder (treated as one class), by notice in writing to the Issuer (and to the Trustee if given by Securityholders), may declare the entire principal (or, if the Securities of any such affected series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series) of all Securities of such affected series and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clause (e) (if the Event of Default under clause (e) is with respect to all series of Securities at the time Outstanding), (c) or (d) occurs and is continuing, then and in each and every such case, unless the principal of all the Securities shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of all the Securities then Outstanding hereunder (treated as one class), by notice in writing to the Issuer (and to the Trustee if given by Securityholders), may declare the entire principal (or, if any Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof) of all the Securities then Outstanding and interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

(b)	adding the following paragraphs to the end of Section 5.01:

For the avoidance of doubt, except to the extent otherwise specifically provided pursuant to Section 2.03 with respect to a particular Security or Securities, neither the Trustee nor any Holder shall be entitled to accelerate the maturity of any Security, nor shall the maturity of any Security be otherwise accelerated, as a result of a Covenant Breach.

Solely for purposes of this Article 5, Securities issued on or after January 13, 2017 shall be deemed not to be in the same series as the Securities issued prior to January 13, 2017 unless those Securities bear the same CUSIP number and/or ISIN as any Securities issued under the Indenture the initial issuance of which occurred prior to January 13, 2017.

Section 1.06. Collection of Indebtedness by Trustee; Trustee May Prove Debt. The first sentence of the first paragraph of Section 5.02 of the Indenture is hereby amended by adding the words “and such default shall have continued for a period of 30 days,” immediately after the comma following the words “in case default shall be made in the payment of all or any part of the principal of any of the Securities of any series when the same shall have become due and payable, whether upon maturity of the Securities of such series or upon any redemption or by declaration or otherwise.”

Section 1.07. Suits for Enforcement. Section 5.04 of the Indenture is hereby amended by adding the words “or a Covenant Breach” immediately after the words “an Event of Default.”

Section 1.08. Limitations on Suits by Securityholders. Section 5.06 of the Indenture is hereby amended by adding the words “or such Security” immediately after each instance of the words “this Indenture.”

Section 1.09. Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default. The second paragraph of Section 5.08 of the Indenture is hereby amended by adding the words “or Covenant Breach” immediately after each instance of the words “Event of Default.”

Section 1.10. Waiver of Past Defaults. Section 5.10 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 5.10. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding with respect to which an Event of Default or a Covenant Breach shall have occurred and be continuing (voting as a single class) may on behalf of the Holders of all such Securities waive any past default, Event of Default described in Section 5.01 or Covenant Breach and its consequences except a default in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the Holder of each Security affected, provided that, in the case of an Event of Default, the declaration of the acceleration of the maturity of the Securities of any series as provided in Section 5.01 has not occurred. In the case of any such waiver, the Issuer, the Trustee and the Holders of all such Securities shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Upon any such waiver, such default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default or Covenant Breach arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default, Event of Default or Covenant Breach or impair any right consequent thereon.

Section 1.11. Trustee to Give Notice of Default, but May Withhold in Certain Circumstances. Section 5.11 of the Indenture is hereby amended by adding the words “or Covenant Breach” immediately after the words “an Event of Default.”

Section 1.12. Right of Court to Require Filing of Undertaking to Pay Costs. Section 5.12 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 5.12. Right of Court to Require Filing of Undertaking to Pay Costs. All parties to this Indenture agree, and each Holder of any Security or Coupon by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section shall not apply to any suit instituted by the Trustee, to any suit instituted by any Securityholder or group of Securityholders of any series holding in the aggregate more than 10% in aggregate principal amount of the Securities of such series or in the case of any suit relating to or arising under clause (e) of Section 5.01 (if the suit relates to Securities of more than one but less than all series), 10% in aggregate principal amount of Securities then Outstanding and affected thereby, or, in the case of any suit relating to or arising under clause (e) (if the suit under clause (e) relates to all the Securities then Outstanding), (c) or (d) of Section 5.01, 10% in aggregate principal amount of all Securities Outstanding, or to any suit instituted by any Securityholder for the enforcement of the payment of the principal of or interest on any Security or Coupon on or after the due date expressed in such Security or Coupon.

Section 1.13. Duties and Responsibilities of the Trustee; During Default; Prior to Default. Section 6.01 of the Indenture is hereby amended by adding the words “or a Covenant Breach” immediately after each instance of the words “an Event of Default” and by adding the words “and Covenant Breaches” immediately after each instance of the words “Events of Default.”

Section 1.14. Certain Rights of the Trustee. Section 6.02 of the Indenture is hereby amended by adding the words “or a Covenant Breach” immediately after each instance of the words “an Event of Default” and by adding the words “and Covenant Breaches” immediately after the words “all Events of Default.”

Section 1.15. Supplemental Indentures Without Consent of Securityholders. Section 8.01 of the Indenture is hereby amended as follows:

(a)	Clause 8.01(b) of the Indenture is hereby amended by replacing each reference to “corporation” with “Person.”

(b)	Clause 8.01(c) of the Indenture is hereby amended and restated to read in its entirety as follows:

(c) to add to the covenants of the Issuer such further covenants, restrictions, conditions or provisions as the Issuer and the Trustee shall consider to be for the protection of the Holders of Securities or Coupons, and, if the Issuer deems necessary or desirable, to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default permitting the enforcement of all or any of the several remedies provided in this Indenture as herein set forth; provided that in respect of any such additional covenant, restriction, condition or provision such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the remedies available to the Trustee upon such an Event of Default or may limit the right of the Holders of a majority in aggregate principal amount of the Securities of such series to waive such an Event of Default;

(c)	Clause 8.01(d) of the Indenture is hereby amended and restated to read in its entirety as follows:

(d) to cure any ambiguity or to correct or supplement any provision contained herein or in any supplemental indenture which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture; or to make any change to this Indenture or the Securities or under any supplemental indenture as the Issuer may deem necessary or desirable and which shall not materially and adversely affect the interests of the holders of the Securities;

(d)	Clauses 8.01(e) and 8.01(f) are hereby amended by being renumbered as Clauses 8.01(g) and 8.01(h), respectively.

(e)	a new Clause 8.01(e) is added to the Indenture as follows:

(e) to add to, change or eliminate any of the provisions of this Indenture in respect of all or any Securities of any series (and if such addition, change or elimination is to apply with respect to less than all Securities of any series, stating that it is expressly being made to apply solely with respect to such Securities within such series), provided that any such addition, change or elimination (a) shall neither (i) apply to any Security issued prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of any Holder of such Security with respect to such provision or (b) shall become effective only when there is no Security Outstanding that would be impacted by such addition, change or elimination;

(f)	a new Clause 8.01(f) is added to the Indenture as follows:

(f) to conform the text of this Indenture or the Securities of any series to any provision of the section entitled “Description of Debt Securities” or any similarly captioned section in the prospectus, as supplemented by any applicable prospectus supplement, relating to the offering of such series of Securities;

Section 1.16. Consolidation, Merger, Sale, Conveyance or Transfer. The title of Article 9 of the Indenture is hereby amended and restated in its entirety to read as “Consolidation, Merger, Sale, Conveyance or Transfer.”

Section 1.17. Issuer May Consolidate, Etc., on Certain Terms. Section 9.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 9.01. Issuer May Consolidate, Etc., on Certain Terms. The Issuer covenants that it will not merge or consolidate with any other Person or sell, convey or transfer all or substantially all of its assets to any other Person (other than the sale, conveyance or transfer of all or substantially all of the Issuer’s assets to one or more Subsidiaries), unless (i) either the Issuer shall be the continuing corporation, or the successor Person or the Person that acquires by sale, conveyance or transfer substantially all the assets of the Issuer (such successor Person or such Person that acquires by sale, conveyance or transfer substantially all the assets of the Issuer, a “Successor Person”) shall be a corporation or limited liability company organized under the laws of the United States of America or any State thereof or the District of Columbia and, if other than the Issuer, shall expressly assume the due and punctual payment of the principal of, interest on and other amounts due under all the Securities and Coupons, if any, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this

Indenture to be performed or observed by the Issuer, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, and (ii) the Issuer or such Successor Person, as the case may be, shall not, immediately after such merger or consolidation, or such sale, conveyance or transfer, be in default in the performance of any such covenant or condition.

Section 1.18. Successor Person to Be Substituted and Opinion of Counsel to Trustee. Sections 9.02 and 9.03 of the Indenture is hereby amended by replacing each reference to “Successor Corporation” and “successor corporation” with “Successor Person” and by replacing each reference to “sale or conveyance” with “sale, conveyance or transfer.”

Section 1.19. Satisfaction and Discharge of Indenture. Clause 10.01(c) is hereby amended by:

(a)	adding the words “or a Covenant Breach” immediately after the words “an Event of Default under Section 5.01”; and

(b)	amending and restating Clause 10.01(c)(ii) in its entirety to read as follows:

(ii) No Event of Default or Covenant Breach or event which with notice or lapse of time or both would become an Event of Default or a Covenant Breach with respect to the Securities shall have occurred and be continuing on the date of such deposit or, insofar as subsections 5.01(c) and 5.01(d) are concerned, at any time during the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period).

Section 1.20. Mandatory and Optional Sinking Funds. Section 12.05 of the Indenture is hereby amended by:

(a)	replacing the words “defaults in the payment of interest or Events of Default” in the third paragraph with the words “defaults in the payment of principal or interest or Events of Default or Covenant Breaches”;

(b)	replacing the words “default in payment of interest on such Securities or of any Event of Default” in the final paragraph with the words “default in payment of principal or interest on such Securities or of any Event of Default or Covenant Breach”;

(c)	replacing each instance of the words “such default or Event of Default” in the final paragraph with the words “such default, Event of Default or Covenant Breach”; and

(d)	adding the words “or Covenant Breach” immediately after the words “such Event of Default” in the final paragraph.

ARTICLE 2

Miscellaneous Provisions

Section 2.01. Further Assurances. The Issuer will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Sixth Supplemental Indenture.

Section 2.02. Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.03. Terms Defined. All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

Section 2.04. Separability. In case any provision in this Sixth Supplemental Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.05. Provisions of Sixth Supplemental Indenture for the Sole Benefit of Parties and Holders of Securities. Nothing in this Sixth Supplemental Indenture or in the Securities, expressed or implied, shall give or be construed to give to any person, firm or corporation, other than the parties hereto and their successors and the holders of the Securities to which the provisions of Article 1 of this Sixth Supplemental Indenture apply as set forth under Section 1.01 above, any legal or equitable right, remedy or claim under this Sixth Supplemental Indenture or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their successors and of such holders.

Section 2.06. New York Law to Govern. This Sixth Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

Section 2.07. Counterparts. This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.08. Direction by Issuer; Acceptance by Trustee. The Issuer hereby directs the Trustee to enter into this Sixth Supplemental Indenture. The Trustee accepts the modification of the Indenture effected by this Sixth

Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Issuer. The Trustee makes no representation and shall have no responsibility as to the validity and sufficiency of this Sixth Supplemental Indenture. In entering into this Sixth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee.

Section 2.09. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF the parties hereto have caused this Sixth Supplemental Indenture to be duly executed, dated as of January 13, 2017.

JPMORGAN CHASE & CO.

By:	/s/ Patrick Dempsey
Name:	Patrick Dempsey
Title:	Attorney-in-Fact

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity, but solely as Trustee

By:	Deutsche Bank National Trust Company

By:	/s/ Irina Golovashchuk
Name:	Irina Golovashchuk
Title:	Vice President

By:	/s/ Chris Niesz
Name:	Chris Niesz
Title:	Assistant Vice President

[Signature Page to Sixth Supplemental Indenture]